Free Writing Prospectus to the YEELDS® Product Supplement dated August 4, 2009 to the Prospectus Supplement dated February 10, 2009 and the Prospectus dated February 10, 2009	Filed Pursuant to Rule 433 Registration No. 333-145845 August 4, 2009

[—] YEELDS®

BARCLAYS BANK PLC

MEDIUM-TERM NOTES, SERIES A

Yield Enhanced Equity Linked Debt Securities (“YEELDS®”) Due [—]

Performance Linked to the Common Stock of [—]

Because these notes are part of a series of Barclays Bank PLC’s debt securities called Medium-Term Notes, Series A, this free writing prospectus and the accompanying product supplement, dated August 4, 2009 (the “YEELDS® product supplement”) should also be read with the accompanying prospectus supplement, dated February 10, 2009 relating to Barclays Bank PLC’s Medium-Term Notes, Series A (the “prospectus supplement”) and the accompanying prospectus dated February 10, 2009 (the “base prospectus”). Terms used here have the meanings given them in the YEELDS® product supplement, the prospectus supplement or the base prospectus, unless the context requires otherwise

•	Common stock issuer: [—]. [—] is not involved in this offering and has no obligation with respect to the notes.

•	Common stock: The common stock of the common stock issuer listed on [name of relevant exchange] under the ticker symbol [—].

•	Principal amount: $[—] per note, and, in the aggregate, [—].

•	Inception Date: [—]

•	Issue Date: [—]

•

Stated maturity date: [—], subject to postponement if any averaging day is postponed. If the stated maturity date is not a business day, any payment required to be made on the stated maturity date will instead be made on the next business day, with the same effect as if paid on the scheduled stated maturity date, as described in the section entitled “Description of the Notes—Payment at maturity” in the YEELDS® product supplement.

•

Valuation date: [—], subject to postponement if a market disruption event occurs or if such a day is not a scheduled trading day, as described in the section entitled “Description of the Notes—Payment at maturity—Settlement value” in the YEELDS® product supplement.

•

Averaging period: The last [—] scheduled trading days ending on, and including, the valuation date (each an “averaging day”), subject to postponement if a market disruption event occurs, as described in the section entitled “Description of the Notes—Payment at maturity—Settlement value” in the YEELDS® product supplement.

•	Interest rate: [—]% per annum.

•	Interest payment dates: Quarterly, on [—], [—], [— ] and [—] of each year, beginning on [—], and ending on and including the stated maturity date.

•	Interest payment record dates: 15 calendar days prior to each interest payment date.

•	Initial value: $[—], which is the average execution price per share for the common stock that an affiliate of Barclays Bank PLC has paid to hedge Barclays Bank PLC’s obligations under the notes.

•	Equity cap price: $[—], which is [—]% of the initial value.

•	Payment at maturity: On the stated maturity date, Barclays Bank PLC will pay you, per note, the lesser of:

(1)	the conversion value; and

(2)	the equity cap price.

•	Conversion value: The “conversion value”, per note, will equal the product of:

(1)	the settlement value; times

(2)	the conversion ratio.

•	Conversion ratio: 1.0, reflecting the number of shares of the underlying common stock to which each note is exposed.

•

Settlement value: The settlement value will be based upon the arithmetic average of the product of the adjusted volume-weighted average price of the common stock times the multiplier then in effect on each averaging day during the averaging period and shall generally be equal to such arithmetic average, as described below in the section entitled “Settlement Value Based Upon Arithmetic Average of Adjusted Volume-Weighted Average Prices”.

•

Multiplier: The multiplier will initially be 1.0, subject to adjustment under various circumstances as described in the YEELDS® product supplement in “Description of the Notes—Adjustments to multipliers and to securities included in the calculation of the settlement value.”

•	Adjusted volume-weighted average price: The adjusted volume-weighted average price of the common stock on any scheduled trading day is the sum of:

(1)	the volume-weighted average price of the common stock on such scheduled trading day; and

(2)	its dividend adjustment amount on such scheduled trading day.

•

Volume-weighted average price: The volume-weighted average price (“VWAP”) of the common stock on any averaging day means such price as calculated by Bloomberg L.P. and displayed on Bloomberg page “[symbol of the common stock] <EQUITY> AQR”, or any successor page, in respect of the period from 9:30 a.m. to 4:00 p.m. New York City time on such averaging day; provided that if on any averaging day, Bloomberg does not calculate and report the VWAP on such averaging day, the calculation agent shall calculate the VWAP on such averaging day.

•

Dividend adjustment amount: The dividend adjustment amount as of any scheduled trading day will be calculated as the difference between the actual aggregate dividend and the expected aggregate dividend, in each case as of such scheduled trading day, which difference may be positive, zero or negative.

•	Actual aggregate dividend: With respect to any scheduled trading day, the actual aggregate dividend shall be calculated as follows:

•

if ex-dividend dates occur within the period from, but excluding, [date of this free writing prospectus] to, and including, such scheduled trading day, the actual aggregate dividend shall be the sum of declared cash dividends corresponding to all such ex-dividend dates per share of the common stock;

•	if no ex-dividend dates occur within the period from, but excluding, [date of this free writing prospectus] to, and including, such scheduled trading day, the actual aggregate dividend shall be zero.

•

Expected aggregate dividend: With respect to any scheduled trading day, the expected aggregate dividend shall be calculated as the sum of expected dividend amounts corresponding to all expected ex-dividend dates within the period from, but excluding, [date of this free writing prospectus] to, and including, such scheduled trading day.

•	Expected dividend schedule: The expected dividend schedule for the common stock is as follows:

• Expected Ex-Dividend Date	• Expected Dividend Amount (per share)
[—]	[—]
[—]	[—]

•

Stock settlement option: Yes; if you have elected to exercise your stock settlement option, on the stated maturity date, Barclays Bank PLC will deliver to you the sum of the daily settlement share numbers for each averaging day during the averaging period, all as described below in the section entitled “Stock Settlement Option” in this free writing prospectus. If you elect to settle in shares, you must provide the trustee with written notice no later than one business day prior to the first averaging date. If, however, Barclays Bank PLC determines that it is prohibited from delivering such shares, or that it would otherwise be unduly burdensome to deliver such shares, on the stated maturity date, it will pay in cash the amount payable at maturity.

•

Daily settlement share number: for each averaging day, an amount equal to (1) the number of notes you own, times (2) the lesser of (a) the equity cap price and (b) the adjusted volume-weighted average price of the common stock on such day times the multiplier times the conversion ratio, divided by (3) the volume-weighted average price of the common stock on such day, divided by (4) the total number of averaging days in the averaging period.

•

Postponement of any averaging day because of a market disruption event: If a market disruption event occurs on any averaging day, as set forth in this document, such averaging day will be postponed until the next scheduled trading day on which no market disruption event occurs; provided, however, if a market disruption event occurs on each of the eight scheduled trading days following the originally scheduled averaging day, then (a) that eighth scheduled trading day shall be deemed to be such averaging day and (b) the calculation agent shall determine the volume-weighted average price of the common stock for that eighth scheduled trading day, based upon its good faith estimate of the volume-weighted average price on such day.

•	Denominations: [—] and integral multiples thereof.

•	Listing: The notes will not be listed on any exchange.

•	CUSIP: [—]

•	ISIN: [—]

See “Risk Factors” sections beginning on page PR-10 of the YEELDS® product supplement and beginning on page S-5 of the prospectus supplement for a description of risks relating to an investment in the Notes.

YEELDS® constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the base prospectus dated February 10, 2009, and the prospectus supplement dated February 10, 2009, the YEELDS® product supplement dated August 4, 2009 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the base prospectus, prospectus supplement, the YEELDS® product supplement and [any] [this]relevant free writing prospectus [or pricing supplement] for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the base prospectus, the prospectus supplement, the YEELDS® product supplement[, the pricing supplement] and [any] [this] free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital Inc., 200 Park Avenue—Attn: US InvSol Support, New York, NY 10166.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this free writing prospectus, any accompanying YEELDS® product supplement or any accompanying prospectus supplement or base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Agent’s Commission (2)	Proceeds to Barclays Bank PLC
Per Note	[—]%	[—]%	[—]%*
Total	$[—]	$[—]	$[—]

(1)	Variable Price Offer. The notes are being sold in one or more negotiated transactions, at prices that may be different than par, and such sales may occur at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The notes may be sold at a discount and the redemption price may equal 100.00% or some other percentage of par.
(2)	Barclays Capital Inc. will receive commissions from Barclays Bank PLC, as issuer, equal to [—]% of the principal amount of the notes, or $[—] per $[—] principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Barclays Bank PLC listed herein is the minimum amount of proceeds that Barclays Bank PLC receives.

Please see “Supplemental Plan of Distribution” in this free writing prospectus for more information.

“YEELDS®” is a registered trademark of Barclays Capital Inc.

Barclays Bank PLC has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this free writing prospectus together with the base prospectus, as supplemented by the prospectus supplement relating to our Series A medium-term notes of which the notes are a part and the YEELDS® product supplement. Purchasers should rely upon the base prospectus, the prospectus supplement, the YEELDS® product supplement, this free writing prospectus, any other relevant terms supplement and any relevant free writing prospectus for complete details. This free writing prospectus, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous communications concerning the notes. To the extent that there are any inconsistencies among the documents listed below, this free writing prospectus shall supersede the YEELDS® product supplement, which shall, likewise, supersede the base prospectus and the prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying YEELDS® product supplement as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. You may get these documents and other documents Barclays Bank PLC has filed for free by searching the SEC online database at www.sec.gov, with “Barclays Bank PLC” as a search term or through the links below, or by emailing Barclays Bank PLC at us.syndicate.ops@barcap.com.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	YEELDS® product supplement dated August 4, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509163252/d424b3.htm

•	Prospectus supplement dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023309/d424b3.htm

•	Base prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

ADDITIONAL RISK FACTORS

The averaging convention used to calculate the settlement value could limit your returns.

Your ability to participate in the appreciation of the common stock will be limited by reference to the arithmetic average of adjusted VWAPs on the averaging days used to calculate the settlement value, which may not reflect an increase in the performance of the common stock if such increase occurs during the period before or after the averaging days, or if an increase on an earlier averaging day is offset by a decrease on a later averaging day.

If a market disruption event occurs on a day that would otherwise be an averaging day, there will be a delay in settlement of the notes.

If a market disruption event occurs on a day that would otherwise be an averaging day, settlement of the notes will be delayed, depending on the circumstances surrounding the market disruption event, for up to eight scheduled trading days for each postponed averaging day following the stated maturity date.

Postponement of the valuation date or any averaging day may result in a reduced amount payable at maturity.

As the payment at maturity is a function of, among other things, the adjusted volume-weighted price of common stock the postponement of the valuation date or any averaging day may result in the application of a different adjusted volume-weighted average price, and, accordingly, decrease the payment you receive at maturity.

VOLUME-WEIGHTED AVERAGE PRICE

The volume-weighted average price (“VWAP”) of a common stock is different from the closing price of a common stock. Volume-weighted average price is a measure of the average price of a common stock over a specified time period

FWP-3

(usually one day) and is equal to (1) the sum of the total value traded for every reported transaction (trade price times total number of shares traded) during the specified time period, divided by (2) the total number of shares traded during such time period. The closing price of a common stock is the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange.

In the case of the notes, the volume-weighted average price of the common stock means the volume-weighted average price calculated by Bloomberg L.P. and displayed on Bloomberg page “[symbol of the common stock]<EQUITY>AQR”, or any successor page, in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time. If Bloomberg does not calculate and report the volume-weighted average price on any averaging day, the calculation agent shall calculate the volume-weighted average price on such averaging day.

Unlike the closing price of a common stock, which is generally available in financial newspapers and other publicly disseminated media, the volume-weighted average price of the common stock upon which the value of the notes will be based is generally only available through Bloomberg L.P.

SETTLEMENT VALUE BASED UPON ARITHMETIC AVERAGE OF ADJUSTED

VOLUME-WEIGHTED AVERAGE PRICES

The settlement value will be based upon the arithmetic average of the product of the adjusted volume-weighted average prices of the common stock times the multiplier then in effect on each of the last [—] scheduled trading days ending on, and including, the valuation date, and shall generally be equal to such arithmetic average.

Adjustments to the volume-weighted average prices will occur if the actual aggregate dividend of the common stock does not equal its expected aggregate dividend as of the relevant scheduled trading day. See “Description of the Notes—Payment at maturity—Settlement value” in the accompanying YEELDS® product supplement.

POSTPONEMENT OF AN AVERAGING DAY BECAUSE OF A MARKET DISRUPTION EVENT

If a market disruption event occurs on a day that would otherwise be an averaging day, as set forth on the cover page of this free writing prospectus, such averaging day will be postponed until the next scheduled trading day on which no market disruption event occurs; provided, however, if a market disruption event occurs on each of the eight scheduled trading days following the originally scheduled averaging day, then (a) that eighth scheduled trading day shall be deemed to be that averaging day and (b) the calculation agent shall determine the adjusted volume-weighted average price of the common stock for that eighth scheduled trading day, based upon its good faith estimate of the value of the common stock as of the close of trading on the relevant exchange on such day. If any averaging day is postponed, all subsequent averaging days will also be postponed; the next subsequent averaging day will then be the next scheduled trading day on which no market disruption event occurs (subject to the eight scheduled trading day limitation described above). As a consequence, the occurrence of a market disruption event on a day that would otherwise be an averaging day may result in non-consecutive averaging days.

EXAMPLES OF AMOUNT PAYABLE AT MATURITY

Here are three examples of the amount that may be payable on the stated maturity date. In each of these examples it is assumed that the actual aggregate dividend of the common stock equals its expected aggregate dividend as of each of the averaging days and that the multiplier has not been adjusted.

Example 1. Assuming the settlement value is $[—]:

As a result, because the settlement value of $[—] is less than $[equity cap price], on the stated maturity date, you would receive $[—] per note, plus any accrued but unpaid interest payments.

In the case of stock settlement in this example, you would receive on the stated maturity a number of shares of the common stock equal to

FWP-4

the sum of the daily settlement share numbers for each averaging day during the averaging period, plus any accrued but unpaid interest payments. For purposes of calculating the daily settlement share numbers in this example, we have assumed [that the volume-weighted average price on day 1 of the averaging period was $[—], that the volume-weighted average price on day 2 of the averaging period was $[—], that the volume-weighted average price on day 3 of the averaging period was $[—], that the volume-weighted average price on day 4 of the averaging period was $[—] and that the volume- weighted average price on day 5 of the averaging period was $[—]]. Because it is assumed that the actual aggregate dividend of the common stock equals its expected aggregate dividend as of each of the averaging days, the adjusted volume-weighted average price on each averaging day is equal to the volume-weighted average price on such averaging day. Therefore, for each note you own, [the daily settlement share number for day 1 is equal to [—], the daily settlement share number for day 2 is equal to [—], the daily settlement share number for day 3 is equal to [—], the daily settlement share number for day 4 is equal to [—], and the daily settlement share number for day 5 is equal to [—]], and the sum of the daily settlement share numbers is equal to [—].

Accordingly you would receive on the stated maturity date, if you held one note, [—] share[s] of the common stock, plus any accrued but unpaid interest payments. To the extent that you hold more than one note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per note, basis. For example, if you held [—] notes, you would receive on the stated maturity date in total, [—] shares of the common stock plus accrued but unpaid interest payments.

Example 2. Assuming the settlement value is [—]:

As a result, because the settlement value of $[— ] is less than $[equity cap price], on the stated maturity date, you would receive $[—] per note, plus any accrued but unpaid interest payments.

In the case of stock settlement in this example, you would receive on the stated maturity a number of shares of the common stock equal to the sum of the daily settlement share numbers for each averaging day during the averaging period, plus any accrued but unpaid interest payments. For purposes of calculating the daily settlement share numbers in this example, we have assumed [that the volume-weighted average price on day 1 of the averaging period was $[—], that the volume-weighted average price on day 2 of the averaging period was $[—], that the volume-weighted average price on day 3 of the averaging period was $[—], that the volume-weighted average price on day 4 of the averaging period was $[—] and that the volume- weighted average price on day 5 of the averaging period was $[—]]. Because it is assumed that the actual aggregate dividend of the common stock equals its expected aggregate dividend as of each of the averaging days, the adjusted volume-weighted average price on each averaging day is equal to the volume-weighted average price on such averaging day. Therefore, for each note you own, [the daily settlement share number for day 1 is equal to [—], the daily settlement share number for day 2 is equal to [—], the daily settlement share number for day 3 is equal to [—], the daily settlement share number for day 4 is equal to [—], and the daily settlement share number for day 5 is equal to [—]], and the sum of the daily settlement share numbers is equal to [—].

Accordingly you would receive on the stated maturity date, if you held one note, [—] share[s] of the common stock, plus any accrued but unpaid interest payments. To the extent that you hold more than one note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per note, basis. For example, if you held [—] notes, you would receive on the stated maturity date in total, [—] shares of the common stock plus accrued but unpaid interest payments.

Example 3. Assuming the settlement value is [—]:

As a result, because the settlement value of $[—] is greater than $[equity cap price], on the stated maturity date, you would receive $[—] per note, plus any accrued but unpaid interest payments.

In the case of stock settlement in this example, you would receive on the stated maturity a number of shares of the common stock equal to the sum of the daily settlement share numbers for each averaging day during the averaging

FWP-5

period, plus any accrued but unpaid interest payments. For purposes of calculating the daily settlement share numbers in this example, we have assumed [that the volume-weighted average price on day 1 of the averaging period was $[—], that the volume-weighted average price on day 2 of the averaging period was $[—], that the volume-weighted average price on day 3 of the averaging period was $[—], that the volume-weighted average price on day 4 of the averaging period was $[—] and that the volume-weighted average price on day 5 of the averaging period was $[—]]. Because it is assumed that the actual aggregate dividend of the common stock equals its expected aggregate dividend as of each of the averaging days, the adjusted volume-weighted average price on each averaging day is equal to the volume-weighted average price on such averaging day. Therefore, for each note you own, [the daily settlement share number for day 1 is equal to [—], the daily settlement share number for day 2 is equal to [—], the daily settlement share number for day 3 is equal to [—], the daily settlement share number for day 4 is equal to [—], and the daily settlement share number for day 5 is equal to [—]], and the sum of the daily settlement share numbers is equal to [—].

Accordingly you would receive on the stated maturity date, if you held one note, [—] share[s] of the common stock, plus any accrued but unpaid interest payments. To the extent that you hold more than one note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per note, basis. For example, if you held [—] notes, you would receive on the stated maturity date in total, [—] shares of the common stock plus accrued but unpaid interest payments.

To the extent the actual settlement value differs from the values assumed above or that the actual aggregate dividend of the common stock differs from its expected aggregate dividend as of any averaging day, the results indicated above would be different.

If you elect the stock settlement option, the market price of the shares of [Name of issuer] that you receive per note on the stated maturity date may be less than the amount that you would have received had you not elected the stock settlement option because the number of shares you receive will ordinarily be calculated based upon the adjusted volume-weighted average prices of [Name of issuer]’s common stock during the [—]-trading-day averaging period ending on, and including, the valuation date

STOCK SETTLEMENT OPTION

If you elect to exercise your stock settlement option and you provide the trustee with written notice no later than one business day prior to the first averaging date, Barclays Bank PLC will, subject to the next paragraph, deliver on the stated maturity date a number of shares of the common stock equal to the sum of the daily settlement share numbers for each averaging day during the averaging period.

If, however Barclays Bank PLC determines that it is prohibited from delivering such shares, or that it would otherwise be unduly burdensome to deliver such shares, on the stated maturity date, it will pay in cash the amount payable at maturity as if you had not elected the stock settlement option.

The “daily settlement share number” for any averaging day is equal to (1) the number of notes you own, times (2) the lesser of (a) the equity cap price and (b) the adjusted volume-weighted average price of the common stock on such day times the multiplier times the conversion ratio, divided by (3) the volume-weighted average price of the common stock on such day, divided by (4) the total number of averaging days in the averaging period.

If the calculation above results in a fractional share, Barclays Bank PLC will pay cash to you in an amount equal to that fractional share, based upon the arithmetic average of the adjusted volume-weighted average price of the common stock (and any other equity securities included in the calculation of the settlement value) on each averaging day during the averaging period.

Upon the occurrence of certain events, or if [Name of issuer] is involved in certain extraordinary transactions, the number of shares of [Name of issuer] to be delivered may be adjusted and Barclays Bank PLC may deliver, in lieu of or in addition to [Name of issuer]’s common stock, cash and any other equity securities used in the calculation of the

FWP-6

settlement value, all as determined by the calculation agent. See “Description of the Notes—Adjustments to multipliers and to securities included in the calculation of the settlement value” in the accompanying YEELDS® product supplement.

Because the settlement value will ordinarily be determined over the [—]-trading-day averaging period ending on, and including, the valuation date, if you elect the stock settlement option, the effect to holders will be as if the notes matured over a [—]-trading-day period ending on, and including, the valuation date (subject to postponement as described above in the section entitled “Postponement of an Averaging Day, including Valuation Date, because of a Market Disruption Event”). Thus, the aggregate value of the shares of [Name of issuer]’s common stock and any other equity securities and cash that you receive at maturity may be more or less than the amount you would have received had you not elected the stock settlement option as a result of fluctuations in the value of these securities during the period between the valuation date and the maturity date. Consequently, it is possible that the aggregate value of the cash and securities that you receive at maturity may be less than the payment that you would have received at maturity had you not elected to settle the notes with shares of [Name of issuer] common stock. In the absence of any election notice to the trustee, Barclays Bank PLC will be deemed to have elected to pay the amount payable at maturity in cash.

COMMON STOCK ISSUER AND COMMON STOCK

[Name of Issuer]

Barclays Bank PLC has obtained the following information regarding [Name of issuer] from [Name of issuer]’s reports filed with the SEC.

According to [Name of issuer]’s publicly available filings with the SEC [Name of issuer] is [description of business].

The common stock is registered under the Securities Exchange Act of 1934. Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website described in the section entitled “Where You Can Find More Information” in the accompanying base prospectus. In addition, information regarding [Name of issuer] may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

Historical information about the common stock

The common stock is listed on [Name of stock exchange] under the symbol “[—]”.

The following table presents the high and low closing prices for the common stock, as reported on [Name of stock exchange] during each fiscal quarter in 2006, 2007, 2008 and 2009 (through the date of this free writing prospectus), and the closing price at the end of each quarter in 2006, 2007, 2008 and 2009 (through the date of this free writing prospectus).

The historical prices of the common stock shown in the following table are based on closing prices, not volume-weighted average prices upon which the value of the notes will be based. These historical prices may not be representative of the prices that would be presented if such prices were based on volume-weighted average prices. As discussed in the section entitled “Volume-Weighted Average Prices” above, the volume-weighted average price of a common stock is different from the closing price of such common stock.

in addition, the historical prices of the common stock are not necessarily indicative of future performance; accordingly, there can be no assurance that the payment you receive at maturity will equal or exceed the principal amount. The historical prices below have been adjusted to reflect any stock splits or reverse stock splits.

All information in the table that follows was obtained from Bloomberg L.P., without independent verification.

FWP-7

	High	Low	Period End
[2006]
First Quarter	$[—]	$[—]	$[—]
Second Quarter	$[—]	$[—]	$[—]
Third Quarter	$[—]	$[—]	$[—]
Fourth Quarter	$[—]	$[—]	$[—]
	$[—]	$[—]	$[—]
[2007]	$[—]	$[—]	$[—]
First Quarter	$[—]	$[—]	$[—]
Second Quarter	$[—]	$[—]	$[—]
Third Quarter	$[—]	$[—]	$[—]
Fourth Quarter	$[—]	$[—]	$[—]
	$[—]	$[—]	$[—]
[2008]	$[—]	$[—]	$[—]
First Quarter	$[—]	$[—]	$[—]
Second Quarter	$[—]	$[—]	$[—]
Third Quarter	$[—]	$[—]	$[—]
Fourth Quarter	$[—]	$[—]	$[—]
	$[—]	$[—]	$[—]
[2009]	$[—]	$[—]	$[—]
First Quarter	$[—]	$[—]	$[—]
Second Quarter	$[—]	$[—]	$[—]
Third Quarter (through [—], 2009)	$[—]	$[—]	$[—]

HYPOTHETICAL RETURNS

The table below illustrates, for a range of hypothetical settlement values, in each case assuming that (a) the investment is held from the date on which the notes are first issued until the stated maturity date, (b) the actual aggregate dividend of the common stock equals its expected aggregate dividend as of each of the averaging days, and (c) that the multiplier has not been adjusted:

•	the hypothetical conversion value per note;

•	the percentage change from the principal amount to the hypothetical conversion value;

•	the total interest payments paid or payable on or before the stated maturity date per note;

•	the hypothetical total amount payable per note on the stated maturity date;[1]

•	the hypothetical total annualized yield on the note on the stated maturity date;[2] and

•	the hypothetical total annualized yield from direct ownership of the common stock.

[1]	Excludes accrued but unpaid interest payments payable on the stated maturity date.
[2]

The hypothetical total annualized yield on the stated maturity date represents the interest rate per year used in determining the present values, discounted to the original issue date (computed on the basis of a 360-day year of twelve 30-day months compounded annually), of all payments made or to be made on the notes, including the amount payable on the stated maturity date and all interest payments through the stated maturity date, the sum of these present values being equal to the original issue price.

FWP-8

Hypothetical settlement value	Hypothetical conversion value	Percentage change from the principal amount to the hypothetical conversion value	Total interest payments paid or payable on or before the stated maturity date	Hypothetical total amount payable per note on the stated maturity date	Hypothetical total annualized yield on the note on the stated maturity date	Hypothetical total annualized yield from direct ownership of the common stock
$[—]	$[—]	[—]%	$[—]	$[—]	[—]%	[—]%
$[—]	$[—]	[—]%	$[—]	$[—]	[—]%	[—]%
$[—]	$[—]	[—]%	$[—]	$[—]	[—]%	[—]%
$[—]	$[—]	[—]%	$[—]	$[—]	[—]%	[—]%
$[—]	$[—]	[—]%	$[—]	$[—]	[—]%	[—]%
$[—]	$[—]	[—]%	$[—]	$[—]	[—]%	[—]%
$[—]	$[—]	[—]%	$[—]	$[—]	[—]%	[—]%
$[—]	$[—]	[—]%	$[—]	$[—]	[—]%	[—]%
$[—]	$[—]	[—]%	$[—]	$[—]	[—]%	[—]%
$[—]	$[—]	[—]%	$[—]	$[—]	[—]%	[—]%
$[—]	$[—]	[—]%	$[—]	$[—]	[—]%	[—]%

The above figures are for purposes of illustration only. The actual amount received by investors and the resulting total annualized yield will depend entirely on the actual settlement value determined by the calculation agent. In particular, the actual settlement value could be lower or higher than those reflected in the table.

You should compare the features of the notes to other available investments before deciding to purchase the notes. Due to the uncertainty concerning the settlement value, the return on investment with respect to the notes may be higher or lower than the return available on other securities issued by Barclays Bank PLC or by others. You should reach an investment decision only after carefully considering the suitability of the notes in light of your particular circumstances.

FWP-9

SUPPLEMENTAL TAX CONSIDERATIONS

Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain United States Federal Income Tax Consequences” in the accompanying YEELDS® product supplement and “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the YEELDS® product supplement, this section applies to you only if you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the product supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid income-bearing executory contract with respect to the [reference asset] that is subject to tax as described herein. If your Notes are so treated, you will likely be taxed on any interest paid on the Notes as ordinary income in accordance with your regular method of accounting for United States federal income tax purposes. In addition, it would be reasonable for you to recognize capital gain or loss upon the sale or cash-settlement upon maturity of your Notes in an amount equal to the difference between the amount you receive at such time (excluding amounts attributable to interest) and your tax basis in the Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year. Any resulting character mismatch may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. Moreover, in the event of physical settlement, such loss may be deferred (as described in the following paragraph).

If you elect to receive shares upon the maturity of your Notes pursuant to the stock settlement option, the tax consequences to you are not clear. We think it is reasonable to treat the receipt of shares as either (i) a taxable settlement of the Notes followed by a purchase of the shares or (ii) a tax-free purchase of the shares pursuant to the original terms of the Notes. Accordingly, you should consult your tax advisor about the tax consequences to you of receiving shares upon the maturity of your Notes. If the receipt of the shares is treated as a taxable purchase of shares, you should (i) recognize capital gain or loss in an amount equal to the difference between the fair market value of the shares you receive at such time plus the cash received in lieu of a fractional share, if any, and your tax basis in the Notes, and (ii) take a basis in such shares in an amount equal to their fair market value at such time. If, alternatively, the receipt of shares upon the maturity of your Notes is treated as a tax-free purchase, (i) the receipt of shares upon maturity of your Notes should not give rise to the current recognition of gain or loss at such time, (ii) you should take a carryover basis in such shares equal to the basis you had in your Notes (determined as described below), and (iii) if you receive cash in lieu of a fractional share upon the stock settlement of such Notes, you should recognize a capital gain or loss equal to the difference between the amount of cash you receive and your tax basis in the fractional share. In general, your tax basis in your Notes will be equal to the price you paid for the Notes (excluding amounts paid in respect of accrued but unpaid interest). Your holding period in the shares you receive upon the maturity of your Notes will begin on the date that you receive such shares.

[In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.] [This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.]

As discussed further in the accompanying YEELDS® product supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain United States Federal Income Tax Consequences” in the accompanying YEELDS® product supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

FWP-10

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the notes at the price specified on the cover of this free writing prospectus. The Agent is committed to take and pay for all of the notes, if any are taken.

The Agent proposes to offer the notes initially at a public offering price equal to the price specified on the cover of this free writing prospectus and to certain dealers at a discount not to exceed [—]%.

Delivery of the notes will be made against payment for the notes on or about the issue date indicated on the cover of this free writing prospectus, which is the [—] business day following the inception date (that is, the notes will have a settlement cycle referred to as “T+[—]”).

After the initial public offering, the public offering price and the selling terms may be varied from time to time by the Agent.

If the notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of sale will be provided in a separate confirmation of sale.

FWP-11